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                                                                     Exhibit 4.2

             CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS
                                    OF THE
                 _____ FIXED/ADJUSTABLE _____ PREFERRED STOCK

                            ($200.00 Stated Value)

                                      OF

                           ARM FINANCIAL GROUP, INC.

                        -------------------------------

                        Pursuant to Section 151 of the

               General Corporation Law of the State of Delaware

                        -------------------------------

            The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board") of ARM Financial Group, Inc., a Delaware corporation (hereinafter called the "Corporation"), by unanimous written consent in lieu of a meeting dated as of ________ __, 1998, with certain of the designations, preferences and rights having been fixed by the Pricing Committee of the Board (the "Committee") at a meeting on ________ __, 1998, pursuant to authority delegated to it by the Board pursuant to the provisions of Section 141(c)(1) of the General Corporation Law of the State of
Delaware:

            RESOLVED that, pursuant to authority expressly granted to and vested in the Committee by the Board and in the Board by provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which shall consist of ________ of the 10,000,000 shares of Preferred Stock which the Corporation now has authority to issue, is authorized, and the Board and the Committee, pursuant to the authority expressly granted to the Committee by the Board pursuant to the provisions of Section 141(c)(1) of the General Corporation Law of the State of Delaware and the Certificate of Incorporation, fix the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) as follows:
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                  1. Designation and Amount; Fractional Shares. The designation for such series of the Preferred Stock authorized by this resolution shall be the ______ Fixed/Adjustable ______ Preferred Stock, par value $.01 per share, with a stated value of $200.00 per share (the "Fixed/Adjustable Preferred Stock"). The stated value per share of Fixed/Adjustable Preferred Stock shall not for any purpose be considered to be a determination by the Board or the Committee with respect to the capital and surplus of the Corporation. The number of shares of Fixed/Adjustable Preferred Stock shall be ________. The Fixed/Adjustable Preferred Stock is issuable in whole shares only.

                  2. Dividends. Holders of shares of Fixed/Adjustable Preferred
            Stock will be entitled to receive cash dividends, when, as and if declared by the Board or the Committee out of assets of the Corporation legally available for payment. Dividends on the Fixed/Adjustable Preferred Stock, calculated as a percentage of the stated value, will be payable quarterly on ________ __, ________ __, ________ __ and ________ __ of each year (each a "dividend payment date"), commencing ________ __, 1998. From the date of issuance of the Fixed/Adjustable Rate Preferred Stock and continuing through ________ __, 200_, the rate of such dividend will be ___% per annum. After ________ __, 200_, dividends on the Fixed/Adjustable Preferred Stock will be payable quarterly, when, as and if declared, on each dividend payment date at the Applicable Rate (as defined in paragraph 3) from time to time in effect. The Applicable Rate per annum for any dividend period beginning on or after ________ __, 200_ will be equal to ___% plus the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate (each as defined herein under "Adjustable Rate Dividends"), as determined in advance of such dividend period. The Applicable Rate per annum for any dividend period beginning on or after ________ __, 200_, will not be less than ___% nor greater than ___% (without taking into account any adjustments as described below under "Changes in the Dividends Received Percentage").

                        Adjustable Rate Dividends. Except as provided below in
            this paragraph, the "Applicable Rate" per annum for any dividend period beginning on or after ________ __, 200_ will be equal to ___% plus the Effective Rate (as defined herein), but not less than ___% nor greater than ___% (without taking into account any adjustments as described below under "Changes in the Dividends Received Percentage"). The "Effective Rate" for any dividend period beginning on or after ________ __, 200_ will be equal to the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate (each as defined herein) for such dividend period. If the Corporation determines in good faith that for any reason: (i) any one of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year
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            Constant Maturity Rate cannot be determined for any dividend period beginning on or after ________ __, 200_, then the Effective Rate for such dividend period will be equal to the higher of whichever two of such rates can be so determined; (ii) only one of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year Constant Maturity Rate can be determined for any dividend period beginning on or after ________ __, 200_, then the Effective Rate for such dividend period will be equal to whichever such rate can be so determined; or (iii) none of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year Constant Maturity Rate can be determined for any dividend period beginning on or after ________ __, 200_, then the Effective Rate for the preceding dividend period will be continued for such dividend period.

                  The "Treasury Bill Rate" for each dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period (as defined herein)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined herein) during the Calendar Period immediately preceding the tenth calendar day preceding the dividend period for which the dividend rate on the Fixed/Adjustable Preferred Stock is being determined.

                  The "Ten-Year Constant Maturity Rate" for each dividend period will be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (as defined herein) (or the one weekly per annum Ten-Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the tenth calendar day preceding the dividend period for which the dividend rate on the Fixed/Adjustable Preferred Stock is being determined.

                  The "Thirty-Year Constant Maturity Rate" for each dividend period will be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (as defined herein) (or the one weekly per annum Thirty-Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the tenth calendar day preceding the dividend period for which the dividend rate on the Fixed/Adjustable Preferred Stock is being determined.

                  If the Federal Reserve Board does not publish a weekly per annum market discount rate, Ten-Year Average Yield or Thirty-Year Average Yield during any applicable Calendar Period, then the Treasury Bill Rate, Ten-Year Constant Maturity Rate or Thirty-Year Constant Maturity Rate, as the case may
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                                      4


            be, for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates for three-month U.S. Treasury bills, Ten-Year Average Yields or Thirty-Year Average Yields, as the case may be (or the one weekly per annum rate, if only one such rate is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If any such rate is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate, Ten-Year Constant Maturity Rate or Thirty-Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum (i) in the case of the Treasury Bill Rate, market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, and
            (ii) in the case of the Ten-Year Constant Maturity Rate, the average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined herein)) then having remaining maturities of not less than eight nor more than twelve years, and (iii) in the case of the Thirty-Year Constant Maturity Rate, the average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than twenty-eight nor more than thirty years, in each case as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If the Corporation determines in good faith that for any reason (i) no such U.S. Treasury bill rates are published as provided above during such Calendar Period, or (ii) the Corporation cannot determine the Treasury Bill Rate for any dividend period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation. If the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten-Year Constant Maturity Rate or Thirty-Year Constant Maturity Rate for any dividend

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            period as provided above, then the applicable rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date (i) in the case of the Ten-Year Constant Maturity Rate, not less than eight nor more than twelve years from the date of each such quotation, and (ii) in the case of the Thirty-Year Constant Maturity Rate, not less than twenty-eight nor more than thirty years from the date of each such quotation, in each case as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in the United States.

                  The Treasury Bill Rate, the Ten-Year Constant Maturity Rate
            and the Thirty-Year Constant Maturity Rate will each be rounded to the nearest five hundredths of a percent, with .025% being rounded upward.

                  The Applicable Rate with respect to each dividend period
            beginning on or after ________ __, 200_ will be calculated as promptly as practicable by the Corporation according to the appropriate method described above. The Corporation will cause notice of each Applicable Rate to be given to the holders of Fixed/Adjustable Preferred Stock when payment is made of the dividend for the immediately preceding dividend period.

                  As used above, the term "Calendar Period" means a period of fourteen calendar days; the term "Federal Reserve Board" means the Board of Governors of the Federal Reserve System; the term "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

                  Dividends on shares of the Fixed/Adjustable Preferred Stock will be cumulative from the date of initial issuance of such shares of Fixed/Adjustable Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board or the Committee. The amount of dividends payable
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            for the initial dividend period or any period shorter than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in paragraph 9(b) herein) with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Fixed/Adjustable Preferred Stock, like dividends for all dividend payment periods of the Fixed/Adjustable Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Fixed/Adjustable Preferred Stock next preceding such dividend payment date, on the other hand.

                  Except as set forth in the preceding sentence, unless full cumulative dividends on the Fixed/Adjustable Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the Fixed/Adjustable Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Fixed/Adjustable Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Fixed/Adjustable Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment) by the Corporation; provided that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the Fixed/Adjustable Preferred Stock as to dividends.

                  3. Liquidation Preference. The shares of Fixed/Adjustable
            Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of Common Stock and any other class of stock of the Corporation ranking junior to the Fixed/Adjustable Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Fixed/Adjustable Preferred
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            Stock shall be entitled to receive out of the assets of the
            Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, an amount equal to $200.00 per share (the "Liquidation Preference" of a share of Fixed/Adjustable Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of Fixed/Adjustable Preferred Stock to the date of final distribution. The holders of the Fixed/Adjustable Preferred Stock will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the Fixed/Adjustable Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of Fixed/Adjustable Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

                  4. Conversion. The Fixed/Adjustable Preferred Stock is not
            convertible into shares of any other class or series of stock of the Corporation.

                  5. Voting Rights. The holders of shares of Fixed/Adjustable
            Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware, and except as follows:

                        (a) Whenever, at any time or times, dividends payable on
                  the shares of Fixed/Adjustable Preferred Stock or on any Parity Preferred Stock shall be in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the holders of the outstanding shares of Fixed/Adjustable Preferred Stock shall have the right, with holders of shares of any one or more other class or series of stock upon which like voting rights have been conferred and are
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                  exercisable (voting together as a class), to elect two of the authorized number of members of the Board at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrearages have been paid or set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Fixed/Adjustable Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of Fixed/Adjustable Preferred Stock shall terminate immediately.

                  Any director who shall have been so elected pursuant to this paragraph may be removed at any time, either with or without cause. Any vacancy thereby created may be filled only by the affirmative vote of the holders of shares of Fixed/Adjustable Preferred Stock voting separately as a class (together with the holders of shares of any other class or series of stock upon which like voting rights have been conferred and are exercisable). If the office of any director elected by the holders of shares of Fixed/Adjustable Preferred Stock voting as a class becomes vacant for any reason other than removal from office as aforesaid, the remaining director elected pursuant to this paragraph may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Fixed/Adjustable Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of preferred stock having like voting rights being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

                        (b) So long as any shares of Fixed/Adjustable Preferred
                  Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Fixed/Adjustable Preferred Stock outstanding at the time and all other classes or series of stock upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

                              (i) the issuance or increase of the authorized
                        amount of any class or series of shares ranking prior (as that term is defined in paragraph 9(a) hereof) to the shares of the Fixed/Adjustable Preferred Stock; or
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                              (ii) the amendment, alteration or repeal, whether
                        by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation (including this resolution or any provision hereof), that would materially and adversely affect any power, preference, or special right of the shares of Fixed/Adjustable Preferred Stock or of the holders thereof;

                  provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock, in each case ranking on a parity with or junior to the shares of Fixed/Adjustable Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

                        (c) The foregoing voting provisions shall not apply if,
                  at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Fixed/Adjustable Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                  6. Redemption. The shares of the Fixed/Adjustable Preferred
            Stock may be redeemed at the option of the Corporation, as a whole, or from time to time in part, at any time, upon not less than 30 days' prior notice mailed to the holders of the shares to be redeemed at their addresses as shown on the stock books of the Corporation; provided, however, that shares of the Fixed/Adjustable Preferred Stock shall not be redeemable prior to ________ __, 200_. Subject to the foregoing, on or after such date, shares of the Fixed/Adjustable Preferred Stock are redeemable at $200.00 per share together with an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid to, but excluding, the date fixed for redemption.

                  If full cumulative dividends on the Fixed/Adjustable Preferred
            Stock have not been paid, the Fixed/Adjustable Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Fixed/Adjustable Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Fixed/Adjustable Preferred Stock. If fewer than all the outstanding shares of Fixed/Adjustable

            Preferred Stock are to be redeemed, the Corporation will select those to be redeemed by lot or a substantially equivalent method.

                  If a notice of redemption has been given pursuant to this
            paragraph 6 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Fixed/Adjustable Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

                  7. Authorization and Issuance of Other Securities. No consent of the holders of the Fixed/Adjustable Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior as to dividends or upon liquidation, dissolution or winding up to the Fixed/Adjustable Preferred Stock or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof or in any other terms thereof.

                  8. Amendment of Resolution. The Board and the Committee each reserves the right by subsequent amendment of this resolution from time to time to increase or decrease the number of shares that constitute the Fixed/Adjustable Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation.

                  9. Rank. For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

                        (a) prior to shares of the Fixed/Adjustable Preferred
                  Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Fixed/Adjustable Preferred Stock;

                        (b) on a parity with shares of the Fixed/Adjustable
                  Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Fixed/Adjustable Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Fixed/Adjustable Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of Fixed/Adjustable Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

                        (c) junior to shares of the Fixed/Adjustable Preferred
                  Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class shall be Common Stock or if the holders of the Fixed/Adjustable Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

                  The Fixed/Adjustable Preferred Stock shall rank prior, as to dividends and upon liquidation, dissolution or winding up, to the Common Stock and on a parity with the Corporation's 9-1/2% Cumulative Perpetual Preferred Stock, with a liquidation value of $200.00 per share.

            IN WITNESS WHEREOF, ARM Financial Group, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by _______________, its _______________, and attested by _______________, its
_____________, this ___th day of ________, 1998.

                                       ARM FINANCIAL GROUP, INC.


                                       By: _______________________________

                                           Name:  ________________________
                                           Title:  _______________________

[SEAL]

Attest:


__________________________